Exhibit 99

PRESS RELEASE
FOR IMMEDIATE RELEASE:	November 14, 2012
For Further Information:	Tim O’Dell, CEO
Phone: 330.576.1900
Fax: 330.666.7959

CENTRAL FEDERAL CORPORATION ANNOUNCES RESULTS FOR THE

QUARTER AND YEAR TO DATE PERIODS ENDED SEPTEMBER 30, 2012

Highlights

•	The Company successfully completed its stock offering on August 20, 2012, raising $22.5 million in gross proceeds.

•	The Company redeemed its TARP obligations on September 26, 2012.

•	Tangible common equity to assets was 10.94% at September 30, 2012.

•	Criticized and classified loans decreased 25.0% since December 31, 2011.

•	The new management team has taken a number of steps to create a brighter future for CFBank.

Fairlawn, Ohio – November 14, 2012 – Central Federal Corporation (Nasdaq: CFBK) (the “Holding Company” and together with its subsidiaries, the “Company”) announced a net loss $1.9 million for the quarter ended September 30, 2012 and $3.3 million for the nine months ended September 30, 2012. As a result of the Company’s redemption at a discount of its TARP obligations from the U.S. Department of the Treasury on September 26, 2012, the Company’s earnings available to common stockholders increased by $5.0 million, which resulted in $.38 and $.42 earnings per diluted common share, respectively, despite the net loss for the quarter and nine months ended September 30, 2012.

Overview of Results

The Company’s net loss of $1.9 million for the quarter ended September 30, 2012 (excluding the $5.0 million discount on redemption of the TARP obligations) represented a $1.5 million increase from the net loss of $435,000, or $(.66) per diluted common share, for the quarter ended September 30, 2011. This increase in the Company’s net loss was primarily due to a $776,000 increase in foreclosed assets expense, a $321,000 decrease in net interest income, a $244,000 decrease in noninterest income and a $138,000 increase in the provision for loan losses during the current year period.

The $776,000 increase in foreclosed assets expense during the three months ended September 30, 2012 was primarily related to approximately 42 acres of undeveloped land located in Columbus, Ohio that had been previously financed for development purposes and is currently held as a foreclosed asset. A $762,000 charge to foreclosed assets expense was recorded to reflect additional losses that may result based on recent discussions with potential buyers of this property.

The Company’s net loss of $3.3 million for the nine months ended September 30, 2012 (excluding the $5.0 million discount on redemption of the TARP obligations) represented a $734,000, or 18.1%, decrease from the net loss of $4.1 million, or $(5.31) per diluted common share, for the nine months ended September 30, 2011. This decrease in the net loss was primarily due to a $1.3 million decrease in the provision for loan losses and a $687,000 decrease in noninterest expense, partially offset by a $1.2 million decrease in net interest income and a $44,000 decrease in noninterest income, compared to the same period last year.

Management’s ongoing assessment of CFBank’s loan portfolio resulted in a $138,000 increase in the provision for loan losses during the quarter ended September 30, 2012, compared to the quarter ended September 30, 2011. The increase in the provision for loan losses was primarily due to an increase in nonperforming loans during the current year quarter.

The provision for loan losses decreased $1.3 million during the nine months ended September 30, 2012, compared to the nine months ended September 30, 2011. The decrease in the provision for loan losses was due to a decrease in criticized and classified loans, past due loans, net loan write-offs and overall loan portfolio balances compared to the prior year period.

Nonperforming loans decreased $374,000, or 4.5%, and totaled $7.9 million at September 30, 2012, compared to $8.3 million at December 31, 2011. Criticized and classified loans decreased $10.4 million, or 25.0%, and totaled $31.3 million at September 30, 2012, compared to $41.7 million at December 31, 2011. Past due loans decreased $346,000, or 6.2%, and totaled $5.2 million at September 30, 2012, compared to $5.6 million at December 31, 2011. Overall loan portfolio balances decreased $28.9 million, or 18.4%, during the nine months ended September 30, 2012. The ratio of the allowance for loan losses (ALLL) to total loans was 4.24% at September 30, 2012, compared to 3.89% at December 31, 2011.

Net interest income decreased $321,000 and $1.2 million, respectively, for the three and nine months ended September 30, 2012 compared to the prior year periods. The decrease was due to a lower margin in the current year periods. Net interest margin totaled 2.26% and 2.24%, respectively, for the three and nine months ended September 30, 2012, compared to 2.36% and 2.49%, respectively, for the three and nine months ended September 30, 2011. The high level of on-balance-sheet liquidity, which was invested in low-yielding overnight investments, and a decrease in the average balance of loans outstanding negatively impacted net interest margin during the current year periods. See the section titled “Net interest income” for additional details.

Tim O’Dell, CEO, commented, “Since our new management team was inserted on August 21, we have been totally focused on continuing to clean up the bank’s legacy problems while positioning the bank for future profitability. While there will still be some issues to work through in the legacy loan portfolio, we continue to believe that we have a solid foundation, and that we will have a strongly capitalized, growing and increasingly profitable bank as our plans are fully implemented. While the work we are doing is not necessarily reflected in this quarter’s results, here are some of the actions we have taken that provide reason for optimism:

•	We have right-sized our overhead and staff in order to improve the efficiency of the organization. All expenses are being diligently reviewed.

•

Having said that, we have hired two experienced Business Bankers who are bringing relationships and revenues along with them. One of the new Business Bankers is in Akron, but has numerous relationships in the Cleveland market. The other Business Banker is in Columbus. We are actively recruiting selected other talented professionals who can help us to move the bank forward positively.

•	We are building solid pipelines of quality loan relationships, which will help to absorb some of the bank’s excess liquidity and improve our net interest margin.

•	Residential lending has increased, and we are now underwriting home equity lines of credit along with first mortgages.

•

We have implemented a new deposit campaign, which has netted approximately 70 new deposit relationships during the first two months. In addition to building important relationships, this will also enhance the bank’s net interest margin going forward.

•

We have been very positively received in all of our markets. After a prolonged period of shrinking and “playing defense,” our strong capital base has put CFBank back in business, and customers in our market areas have noticed the difference.”

Completion of Common Stock Offering

On August 20, 2012, the Company announced the successful completion of its common stock offering. The Company sold 15.0 million shares of its common stock at $1.50 per share, resulting in gross proceeds of $22.5 million, before expenses of $2.2 million. A portion of the proceeds from the stock offering were retained by the Holding Company for general corporate purposes and are estimated to be sufficient to support the Holding Company’s cash requirements for the foreseeable future based on our current business plan. The Holding Company contributed $13.5 million of the proceeds from the stock offering to CFBank to improve its capital ratios and support future growth and expansion. As a result of this capital infusion, CFBank was in compliance with the capital ratios required by its Order to Cease and Desist (the “CFBank Order”) at September 30, 2012.

TARP Redemption

On September 26, 2012, the Company announced the redemption of its TARP obligations. Pursuant to an agreement with the U.S. Department of the Treasury, the Company utilized a portion of the proceeds from its recently completed stock offering to redeem the Preferred Stock, including all accrued but unpaid dividends and warrant issued in connection with the Troubled Asset Relief Program (TARP) Capital Purchase Program (together, the “TARP obligations”).

Bob Hoeweler, Chairman of the Board, added, “We are grateful for the support of all of the shareholders that elected to invest alongside our standby investor group. The board and management are committed to completing the clean-up of the remaining problems, while positioning the bank to perform at a high level going forward. We are all very focused on creating long-term shareholder value while effectively serving the needs of our customers and communities.”

Net interest income

Net interest income totaled $1.1 million for the quarter ended September 30, 2012 and decreased $321,000, or 22.0%, compared to $1.5 million for the quarter ended September 30, 2011. The margin decreased 10 basis points (bp) to 2.26% in the third quarter of 2012, compared to 2.36% in the third quarter of 2011. The decrease in margin was due to a larger decrease in the yield on interest-earning assets than in the cost of interest-bearing liabilities. The average yield on interest-earning assets decreased 22 bp and the average cost of interest-bearing liabilities decreased 8 bp during the quarter ended September 30, 2012, compared to the quarter ended September 30, 2011. The average yield on interest-earning assets decreased due to a decrease in both average loan and securities balances and a decrease in the average yield on loans. The average cost of interest-bearing liabilities decreased primarily due to reduced deposit pricing in the current year quarter, partially offset by an increase in the average cost of Federal Home Loan Bank (FHLB) advances and other borrowings, including subordinated debentures.

Net interest income totaled $3.6 million for the nine months ended September 30, 2012 and decreased $1.2 million, or 25.3%, compared to $4.8 million for the nine months ended September 30, 2011. The margin decreased 25 bp to 2.24% for the nine months ended September 30, 2012, compared to 2.49% for the prior year period. The decrease in margin was due to a larger decrease in the yield on interest-earning assets than in the cost of interest-bearing liabilities. The average yield on interest-earning assets decreased 36 bp and the average cost of interest-bearing liabilities decreased 9 bp for the nine months ended September 30, 2012, compared to the prior year period. The average yield on interest-earning assets decreased due to a decrease in average loan and securities balances and a decrease in the average yield on these assets. The average cost of interest-bearing liabilities decreased due to reduced deposit pricing in the current year period, partially offset by an increase in borrowing costs related to FHLB advances and other borrowings, including subordinated debentures.

Interest income totaled $1.8 million and decreased $529,000, or 23.1%, for the quarter ended September 30, 2012, compared to $2.3 million for the quarter ended September 30, 2011. Interest income totaled $5.7 million and decreased $1.8 million, or 24.5%, for the nine months ended September 30, 2012, compared to $7.5 million for the nine months ended September 30, 2011. The decrease in interest income was primarily due to a decrease in interest income on loans in both current year periods.

Interest expense decreased $208,000, or 25.0%, to $625,000 for the third quarter of 2012, compared to $833,000 in the third quarter of 2011. Interest expense decreased $619,000, or 23.1%, to $2.1 million for the nine months ended September 30, 2012, compared to $2.7 million for the nine months ended September 30, 2011. The decrease in interest expense resulted from lower deposit costs and a decrease in the average balance of deposits and borrowings, partially offset by higher borrowing costs in both current year periods.

Provision for loan losses

The provision for loan losses totaled $543,000 for the quarter ended September 30, 2012 and increased $138,000, or 34.1%, compared to $405,000 for the quarter ended September 30, 2011. The increase in the provision for loan losses for the quarter ended September 30, 2012 was primarily due to an increase in nonperforming loans during the current year quarter.

The provision for loan losses totaled $943,000 for the nine months ended September 30, 2012 and decreased $1.3 million, or 58.2%, compared to $2.3 million for the nine months ended September 30, 2011. The decrease in the provision for loan losses was due to a decrease in criticized and classified loans, past due loans, net loan write-offs and overall loan portfolio balances compared to the prior year period, as discussed previously. Additionally, net charge-offs decreased 68.2% during the nine months ended September 30, 2012, compared to the prior year period.

Nonperforming loans, which are nonaccrual loans and loans at least 90 days past due but still accruing interest, decreased $374,000, or 4.5%, and totaled $7.9 million at September 30, 2012, compared to $8.3 million at December 31, 2011. The decrease in nonperforming loans was due to loan payments and proceeds from the sale of underlying collateral of various loans, and, to a lesser extent, $771,000 in loan charge-offs, partially offset by $3.0 million in additional loans that became nonperforming during the nine months ended September 30, 2012. The ratio of nonperforming loans to total loans increased to 6.17% at September 30, 2012, compared to 5.28% at December 31, 2011 primarily due to a decrease in overall loan portfolio balances.

The levels of criticized and classified loans decreased during the nine months ended September 30, 2012. Loans designated as special mention decreased $1.9 million, or 12.0%, and totaled $14.3 million at September 30, 2012, compared to $16.2 million at December 31, 2011. Loans classified as substandard decreased $8.1 million, or 32.3%, and totaled $17.0 million at September 30, 2012, compared to $25.1 million at December 31, 2011. No loans were classified as doubtful at September 30, 2012, compared to $407,000 at December 31, 2011. The decrease in criticized and classified loans was due to principal repayments and payoffs, charge-offs and, to a lesser extent, risk classification improvements during the nine months ended September 30, 2012.

Total past due loans decreased $346,000, or 6.2%, and totaled $5.2 million at September 30, 2012, compared to $5.6 million at December 31, 2011. Past due loans totaled 4.06% of the loan portfolio at September 30, 2012, compared to 3.53% at December 31, 2011. The decrease in the balance of past due loans was primarily due to lower delinquencies in the multi-family residential and single-family residential loan segments, partially offset by an increase in delinquencies in the commercial, commercial real estate and consumer loan segments. The increase in the delinquency rate is primarily related to an 18.4% decrease in overall loan balances.

Noninterest income

Noninterest income for the quarter ended September 30, 2012 totaled $262,000 and decreased $244,000, compared to $506,000 for the quarter ended September 30, 2011. The decrease was primarily due to $232,000 in net gains on sales of securities during the quarter ended September 30, 2011. There were no sales of securities in the current year quarter. The decrease in noninterest income was also due to a $12,000 decrease in net gains on sales of loans.

Noninterest income for the nine months ended September 30, 2012 totaled $760,000 and decreased $44,000, or 5.5%, compared to $804,000 for the nine months ended September 30, 2011. The decrease was primarily due to an $89,000 decrease in net gains on sales of securities, partially offset by a $59,000 increase in net gains on sales of loans compared to the prior year period. The decrease in net gains on sales of securities was due to a lower volume of security sales in the current year period. The gains on sales positively impacted CFBank’s core capital ratio.

Noninterest expense

Noninterest expense increased $771,000, or 38.7%, and totaled $2.8 million for the third quarter of 2012, compared to $2.0 million for the third quarter of 2011. The increase in noninterest expense during the three months ended September 30, 2012 was primarily due to an increase in foreclosed assets expense, professional fees and loan expenses, partially offset by a decrease in depreciation expense, Federal Deposit Insurance Corporation (FDIC) premiums, director fees and other expenses.

Noninterest expense decreased $687,000, or 9.2%, and totaled $6.8 million for the nine months ended September 30, 2012, compared to $7.4 million for the nine months ended September 30, 2011. The decrease in noninterest expense during the nine months ended September 30, 2012 was primarily due to decreases in salaries and employee benefits, professional fees, foreclosed assets expense, depreciation expense, FDIC premiums and other expenses.

The ratio of noninterest expense to average assets totaled 4.91% for the quarter ended September 30, 2012, compared to 2.99% for the quarter ended September 30, 2011. The ratio of noninterest expense to average assets for the quarter ended September 30, 2012 was negatively impacted by the $776,000 foreclosed assets expense, discussed previously. The efficiency ratio increased to 141.17% for the quarter ended September 30, 2012, compared to 114.55% for the quarter ended September 30, 2011. The increase in the efficiency ratio for the quarter ended September 30, 2012 was primarily due to a decrease in net interest income and noninterest income in the current year quarter.

The ratio of noninterest expense to average assets totaled to 3.87% for the nine months ended September 30, 2012, compared to 3.55% for the nine months ended September 30, 2011. The increase in the ratio of noninterest expense to average assets for the nine months ended September 30, 2012 was primarily due to a decrease in average assets. The efficiency ratio increased to 136.43% for the nine months ended September 30, 2012, compared to 116.15% for the nine months ended September 30, 2011. The increase in the efficiency ratio for the nine months ended September 30, 2012 was primarily due to a decrease in net interest income and noninterest income, partially offset by a decrease in noninterest expense in the current year period.

Balance sheet activity

Assets totaled $222.1 million at September 30, 2012 and decreased $28.8 million, or 11.5%, from $250.9 million at December 31, 2011. The decrease was primarily due to a $28.2 million decrease in net loan balances and a $4.2 million decrease in securities balances, partially offset by a $3.7 million increase in cash and cash equivalents.

Cash and cash equivalents totaled $65.1 million at September 30, 2012 and increased $3.7 million, or 6.0%, from $61.4 million at December 31, 2011. The increase in cash and cash equivalents was primarily due to $20.3 million in net proceeds from the stock offering and funds provided by a decrease in net loan and securities balances, partially offset by a $3.0 million payment for redemption of the TARP obligations, funds used for deposit withdrawals and repayment of matured FHLB borrowings in the current year period.

The sustained high level of cash and cash equivalents was a result of management’s decision to build liquidity, prior to receipt of the CFBank Order in May 2011, to deal with potential regulatory restrictions, including those on brokered deposits, potential retail deposit outflows and potential decreased borrowing capacity from the FHLB and Federal Reserve Bank. The high level of liquidity had a negative impact on net interest margin because the yield on cash and cash equivalents is significantly less than the yield on securities and loans.

Management expects that the level of on-balance-sheet liquidity will decrease as new loan originations are made pursuant to the business plan implemented since completion of the stock offering in August 2012.

Securities available for sale totaled $14.3 million at September 30, 2012 and decreased $4.2 million, or 22.8%, compared to $18.5 million at December 31, 2011. The decrease was due to sales, maturities and repayments in excess of purchases during the current year period.

Net loans totaled $122.9 million at September 30, 2012 and decreased $28.2 million, or 18.7%, from $151.2 million at December 31, 2011. The decrease was primarily due to lower commercial, multi-family residential and commercial real estate loan balances and to a lesser extent, lower single-family residential and consumer loan balances. Beginning in June 2010 and continuing until the stock offering was completed in August 2012, management slowed new lending to increase capital ratios and, since receipt of the CFBank Order, to comply with lending restrictions. Commercial, multi-family residential and commercial real estate loans decreased $24.1 million, or 19.6%, and totaled $98.8 million at September 30, 2012. Commercial loans decreased by $7.8 million, or 30.0%, due to principal repayments and payoffs. Multi-family residential loans decreased by $4.3 million, or 15.7%, due to principal repayments and payoffs and $434,000 in charge-offs related to one borrower. Commercial real estate loan balances decreased $12.1 million, or 17.3%, due to principal repayments and payoffs and $1.5 million in charge-offs related to nine borrowers. Single-family residential mortgage loans totaled $15.4 million at September 30, 2012 and decreased $2.8 million, or 15.3%, from $18.2 million at December 31, 2011. The decrease in mortgage loans was due to current period principal repayments and payoffs in excess of loans originated for portfolio. Consumer loans totaled $14.2 million at September 30, 2012 and decreased $1.9 million, or 12.1%, from $16.1 million at December 31, 2011, primarily due to repayments of home equity lines of credit.

The ALLL totaled $5.4 million at September 30, 2012 and decreased $668,000, or 10.9%, from $6.1 million at December 31, 2011. The decrease in the ALLL was due to an 18.4% decrease in overall loan balances, the charge-off of certain nonperforming loans, a 4.5% decrease in nonperforming loans, a 6.2% decrease in past due loans and a 25.0% decrease in criticized and classified loans during the nine months ended September 30, 2012. The ratio of the ALLL to total loans was 4.24% at September 30, 2012, compared to 3.89% at December 31, 2011.

Foreclosed assets totaled $1.6 million at September 30, 2012, and decreased $798,000, or 33.7% compared to $2.4 million at December 31, 2011. The decrease in foreclosed assets was due to a $962,000 charge to foreclosed assets expense during the nine months ended September 30, 2012 to reflect the fair value of various properties based on sales contracts, revaluation of properties and sales of two properties. This charge was partially offset by the addition of four properties totaling $282,000 since December 31, 2011.

Deposits totaled $179.6 million at September 30, 2012 and decreased $37.4 million, or 17.3%, from $217.0 million at December 31, 2011. The decrease was primarily due to a $32.4 million decrease in certificate of deposit accounts. Certificate of deposit account balances totaled $102.6 million at September 30, 2012 and decreased $32.4 million, or 23.9%, from $135.0 million at December 31, 2011. The decrease was due to a $17.9 million decrease in brokered deposits, as discussed more fully below, and a $14.4 million decrease in retail deposit accounts. Retail certificate of deposit account balances decreased primarily due to maturities of non-brokered accounts that were originated via internet deposit gathering methods used by CFBank in an effort to build on-balance-sheet liquidity in advance of receipt of the CFBank Order.

CFBank is a participant in the Certificate of Deposit Account Registry Service® (CDARS) program, a network of banks that allows us to provide our customers with FDIC insurance coverage on certificate of deposit account balances up to $50 million. CDARS balances are considered brokered deposits by regulation. Brokered deposits, including CDARS balances, totaled $36.0 million at September 30, 2012, and decreased $17.9 million, or 33.2%, from $53.9 million at December 31, 2011. We expect brokered deposits to continue to decrease as a result of the prohibition on acceptance or renewal of brokered deposits contained in the CFBank Order.

Customer balances in the CDARS program totaled $4.2 million at September 30, 2012 and decreased $7.8 million, or 64.8%, from $12.0 million at December 31, 2011. Since receipt of the CFBank Order in May 2011, we are prohibited from accepting or renewing brokered deposits, including CDARS balances. Customer balances in the CDARS program have decreased $20.1 million since May 2011 as a result of this prohibition. Customer balances in the CDARS program represented 11.7% of total brokered deposits at September 30, 2012 and 22.3% of total brokered deposits at December 31, 2011. CFBank received limited waivers from the prohibition on renewal of reciprocal CDARS deposits from the FDIC, each for 90 day periods which expired on September 20, 2011, December 19, 2011, March 18, 2012, June 16, 2012, September 14, 2012 and a current limited waiver which expires on December 13, 2012. The current limited waiver allows CFBank to roll over or renew core deposits in the reciprocal CDARS program that have yet to mature or have matured and remained with CFBank between September 15, 2012 and December 13, 2012. Management intends to submit additional requests for waivers in the future; however, there can be no assurance that the requests will be granted by the FDIC or that customers will roll over or renew their CDARS deposits even if CFBank is granted additional waivers.

Long-term FHLB advances totaled $10.0 million at September 30, 2012 and decreased $5.7 million, or 36.5%, from $15.7 million at December 31, 2011. The decrease was due to the repayment of advances that matured during the period.

Stockholders’ equity totaled $24.4 million at September 30, 2012 and increased $14.5 million, or 145.0%, from $9.9 million at December 31, 2011. The increase was primarily due to $20.3 million in net proceeds from the stock offering, partially offset by $2.2 million related to redemption of the TARP obligations, $3.3 million net loss, $289,000 in preferred stock dividends related to the TARP Capital Purchase Program attributable to the period prior to redemption of the TARP obligations and a $54,000 decrease in unrealized gains in the securities portfolio.

About Central Federal Corporation and CFBank

Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank is a full service bank providing retail/consumer, business banking and residential mortgage loan products and services. We serve the greater Akron and Columbus, Ohio markets through our offices in Fairlawn and Worthington, Ohio, and have offices in Calcutta and Wellsville, Ohio, which are located in what is considered the Utica Shale investment corridor. Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com.

Forward-Looking Information

Statements in this earnings release and in other communications by the Company that are not statements of historical fact are forward-looking statements which are provided to assist in understanding of anticipated future financial performance. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of the Holding Company or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements. Words such as “estimate,” “forecast,” “project,” “strategy,” “may,” “believe,” “anticipate,” “expect,” “predict,” “intend,” “plan,” “targeted,” and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements. The following factors could cause such differences:

•

a continuation of current high unemployment rates and difficult economic conditions or adverse changes in general economic conditions and economic conditions in the markets we serve, any of which may affect, among other things, our level of nonperforming assets, charge-offs and provision for loan loss expense;

•	changes in interest rates that may reduce net interest margin and impact funding sources;

•	our ability to reduce our nonperforming assets and operating expenses;

•	changes in market rates and prices, including real estate values, which may adversely impact the value of financial products including securities, loans and deposits;

•	the possibility of other-than-temporary impairment of securities held in our securities portfolio;

•

results of examinations of the Holding Company and CFBank by the regulators, including the possibility that the regulators may, among other things, require CFBank to increase its ALLL or write-down assets;

•	our ability to meet the requirements of the Cease and Desist Orders entered into by the Company and CFBank with the regulators in May 2011;

•	uncertainty related to our ability to continue to receive limited waivers from the FDIC allowing us to roll over or renew reciprocal CDARS deposits;

•	uncertainty related to the ability of the counterparty to call our interest-rate swaps;

•	changes in tax laws, rules and regulations;

•	various monetary and fiscal policies and regulations, including those determined by the Board of Governors of the Federal Reserve System, the FDIC and the Office of the Comptroller of the Currency;

•	competition with other local and regional commercial banks, savings banks, credit unions and other non-bank financial institutions;

•	our ability to grow our core businesses;

•	technological factors which may affect our operations, pricing, products and services;

•	unanticipated litigation, claims or assessments; and

•	management’s ability to manage these and other risks.

Forward-looking statements are not guarantees of performance or results. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes it has chosen these assumptions or bases in good faith and that they are reasonable. We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. The forward-looking statements included in this report speak only as of the date of the report. We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Operations

($ in thousands, except share data)	Three months ended September 30,			Nine months ended September 30,
(unaudited)	2012	2011	% change	2012	2011	% change
Total interest income	$1,762	$2,291	-23%	$5,667	$7,508	-25%
Total interest expense	625	833	-25%	2,057	2,676	-23%

Net interest income	1,137	1,458	-22%	3,610	4,832	-25%
Provision for loan losses	543	405	34%	943	2,256	-58%

Net interest income after provision for loan losses	594	1,053	-44%	2,667	2,576	4%
Noninterest income
Service charges on deposit accounts	63	69	-9%	180	199	-10%
Net gains on sales of loans	146	158	-8%	281	222	27%
Net gains on sales of securities	—	232	n/m	143	232	-38%
Other	53	47	13%	156	151	3%

Noninterest income	262	506	-48%	760	804	-5%
Noninterest expense
Salaries and employee benefits	1,013	1,004	1%	2,957	3,078	-4%
Occupancy and equipment	68	64	6%	201	218	-8%
Data processing	146	142	3%	425	431	-1%
Franchise taxes	65	63	3%	166	193	-14%
Professional fees	234	177	32%	651	736	-12%
Director fees	28	44	-36%	119	135	-12%
Postage, printing and supplies	28	20	40%	132	107	23%
Advertising and promotion	4	10	-60%	11	34	-68%
Telephone	17	17	0%	50	57	-12%
Loan expenses	69	9	667%	100	39	156%
Foreclosed assets, net	776	—	n/m	982	1,185	-17%
Depreciation	54	93	-42%	183	311	-41%
FDIC premiums	144	177	-19%	442	527	-16%
Amortization of intangibles	10	10	0%	30	30	0%
Regulatory assessment	39	46	-15%	105	121	-13%
Other insurance	36	42	-14%	116	93	25%
Other	34	76	-55%	89	151	-41%

Noninterest expense	2,765	1,994	39%	6,759	7,446	-9%
Loss before income taxes	(1,909)	(435)	339%	(3,332)	(4,066)	-18%
Income tax expense	—	—	n/m	—	—	n/m

Net loss	(1,909)	(435)	339%	(3,332)	(4,066)	-18%
Preferred stock dividends and accretion of discount on preferred stock	(107)	(107)	0%	(328)	(317)	3%
Discount on redemption of preferred stock	4,960	—	n/m	4,960	—	n/m

Earnings (loss) available to common stockholders	$2,944	$(542)	-643%	$1,300	$(4,383)	-130%

Share Data
Basic earnings (loss) per common share	$0.38	$(0.66)	-158%	$0.42	$(5.31)	-108%
Diluted earnings (loss) per common share	$0.38	$(0.66)	-158%	$0.42	$(5.31)	-108%
Average common shares outstanding - basic	7,671,034	820,864		3,110,634	820,266
Average common shares outstanding - diluted	7,671,307	820,864		3,110,726	820,266

n/m - not meaningful

Consolidated Statements of Financial Condition

($ in thousands)	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
(unaudited)
Assets
Cash and cash equivalents	$65,147	$55,209	$63,284	$61,436	$63,816
Interest-bearing deposits in other financial institutions	1,984	1,984	1,984	1,984	1,984
Securities available for sale	14,300	17,312	18,108	18,516	20,024
Loans held for sale	2,571	1,573	833	1,210	2,262
Loans	128,382	137,786	145,923	157,270	165,451
Less allowance for loan losses	(5,442)	(5,434)	(5,641)	(6,110)	(6,955)

Loans, net	122,940	132,352	140,282	151,160	158,496
FHLB stock	1,942	1,942	1,942	1,942	1,942
Loan servicing rights	29	31	35	37	37
Foreclosed assets, net	1,572	2,345	2,453	2,370	2,370
Premises and equipment, net	5,369	5,423	5,485	5,534	5,758
Assets held for sale	167	167	167	167	—
Other intangible assets	59	69	79	89	99
Bank owned life insurance	4,371	4,338	4,306	4,273	4,239
Accrued interest receivable and other assets	1,680	2,870	2,482	2,202	4,361

Total assets	$222,131	$225,615	$241,440	$250,920	$265,388

Liabilities and Stockholders’ Equity
Deposits
Noninterest bearing	$17,015	$15,042	$18,343	$18,409	$20,116
Interest bearing	162,563	183,310	189,529	198,640	206,628

Total deposits	179,578	198,352	207,872	217,049	226,744
Long-term FHLB advances	10,000	10,000	15,742	15,742	15,742
Advances by borrowers for taxes and insurance	125	55	124	159	49
Accrued interest payable and other liabilities	2,911	3,771	3,326	2,871	6,267
Subordinated debentures	5,155	5,155	5,155	5,155	5,155

Total liabilities	197,769	217,333	232,219	240,976	253,957
Stockholders’ equity	24,362	8,282	9,221	9,944	11,431

Total liabilities and stockholders’ equity	$222,131	$225,615	$241,440	$250,920	$265,388

Consolidated Financial Highlights

	At or for the three months ended					At or for the nine months ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,
($ in thousands except per share data)	2012	2012	2012	2011	2011	2012	2011
(unaudited)
Earnings (loss)
Net interest income	$1,137	$1,206	$1,267	$1,346	$1,458	$3,610	$4,832
Provision for loan losses	$543	$200	$200	$1,119	$405	$943	$2,256
Noninterest income	$262	$340	$158	$319	$506	$760	$804
Noninterest expense	$2,765	$2,030	$1,964	$1,905	$1,994	$6,759	$7,446
Net loss	$(1,909)	$(684)	$(739)	$(1,359)	$(435)	$(3,332)	$(4,066)
Discount on redemption of preferred stock	$4,960	n/a	n/a	n/a	n/a	$4,960	n/a
Earnings (loss) available to common stockholders	$2,944	$(795)	$(849)	$(1,467)	$(542)	$1,300	$(4,383)
Basic earnings (loss) per common share	$0.38	$(0.96)	$(1.03)	$(1.78)	$(0.66)	$0.42	$(5.31)
Diluted earnings (loss) per common share	$0.38	$(0.96)	$(1.03)	$(1.78)	$(0.66)	$0.42	$(5.31)
Performance Ratios (annualized)
Return on average assets	(3.39%)	(1.19%)	(1.22%)	(2.15%)	(0.65%)	(1.91%)	(1.94%)
Return on average equity	(37.84%)	(31.77%)	(31.40%)	(50.41%)	(14.73%)	(34.89%)	(40.61%)
Average yield on interest-earning assets	3.49%	3.60%	3.60%	3.65%	3.71%	3.51%	3.87%
Average rate paid on interest-bearing liabilities	1.36%	1.36%	1.41%	1.46%	1.44%	1.38%	1.47%
Average interest rate spread	2.13%	2.24%	2.19%	2.19%	2.27%	2.13%	2.40%
Net interest margin, fully taxable equivalent	2.26%	2.30%	2.26%	2.29%	2.36%	2.24%	2.49%
Efficiency ratio	141.17%	131.00%	137.12%	122.73%	114.55%	136.43%	116.15%
Noninterest expense to average assets	4.91%	3.54%	3.23%	3.02%	2.99%	3.87%	3.55%
Capital
Core capital ratio (1)	10.52%	5.47%	5.39%	5.39%	5.55%	10.52%	5.55%
Total risk-based capital ratio (1)	20.00%	10.42%	10.55%	10.30%	10.41%	20.00%	10.41%
Tier 1 risk-based capital ratio (1)	18.71%	9.13%	9.27%	9.02%	9.13%	18.71%	9.13%
Tangible capital ratio (1)	10.52%	5.47%	5.39%	5.39%	5.55%	10.52%	5.55%
Equity to total assets at end of period	10.97%	3.67%	3.82%	3.96%	4.31%	10.97%	4.31%
Tangible equity to tangible assets	10.94%	3.64%	3.79%	3.93%	4.27%	10.94%	4.27%
Book value per common share	$1.54	$1.37	$2.53	$3.42	$5.24	$1.54	$5.24
Tangible book value per common share	$1.54	$1.29	$2.43	$3.31	$5.12	$1.54	$5.12
Period-end market value per common share	$1.46	$1.56	$3.90	$3.10	$4.75	$1.46	$4.75
Period-end common shares outstanding	15,824,710	825,710	825,710	825,710	825,630	15,824,710	825,630
Average basic common shares outstanding	7,671,034	822,791	822,147	821,494	820,864	3,110,634	820,266
Average diluted common shares outstanding	7,671,307	822,791	822,147	821,494	820,864	3,110,726	820,266
Asset Quality
Nonperforming loans	$7,927	$5,156	$5,853	$8,301	$5,280	$7,927	$5,280
Nonperforming loans to total loans	6.17%	3.74%	4.01%	5.28%	3.19%	6.17%	3.19%
Nonperforming assets to total assets	4.28%	3.32%	3.44%	4.25%	2.88%	4.28%	2.88%
Allowance for loan losses to total loans	4.24%	3.94%	3.87%	3.89%	4.20%	4.24%	4.20%
Allowance for loan losses to nonperforming loans	68.65%	105.39%	96.38%	73.61%	131.72%	68.65%	131.72%
Net charge-offs	$526	$416	$669	$1,966	$1,502	$1,611	$5,060
Annualized net charge-offs to average loans	1.59%	1.18%	1.79%	4.89%	3.55%	1.53%	3.70%
Average Balances
Loans	$126,593	$134,921	$143,620	$154,036	$161,650	$135,045	$173,339
Assets	$225,106	$229,684	$243,238	$252,663	$266,734	$232,676	$279,525
Stockholders’ equity	$20,180	$8,613	$9,413	$10,783	$11,814	$12,735	$13,349

(1)	Regulatory capital ratios of CFBank